Exhibit 1
JOINT FILING AGREEMENT
The undersigned hereby agree that the Statement on Schedule 13D dated March 26, 2009 with respect to the shares of Common Stock of AmBase Corporation and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.
Date: March 26, 2009

Barc Investments, LLC
By:	/s/ Alessandra F. Bianco
Alessandra F. Bianco, Managing Member

/s/ Christina A. Bianco
Christina A. Bianco, Managing Member

/s/ Richard A. Bianco, Jr.
Richard A. Bianco, Jr., Managing Member

/s/ Alessandra F. Bianco
Alessandra F. Bianco

/s/ Christina A. Bianco
Christina A. Bianco

/s/ Richard A. Bianco, Jr.
Richard A. Bianco, Jr.